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Exhibit 99.2

ESCROW AGREEMENT

        THIS ESCROW AGREEMENT dated this            day of            , 2004 (the "Escrow Agreement"), is entered into by and among AMERICAN BANK HOLDINGS, INC. (the "Company") and AMERICAN STOCK TRANSFER & TRUST COMPANY ("AST").

Recitals

        A.    Pursuant to the prospectus, dated                            , 2004, the Company (i) is offering to sell up to 1,000,000 newly issued shares of the Company's common stock (the "Primary Shares") by granting to each current shareholder a nontransferable right (each a "Right" and, collectively, the "Rights") to purchase the Shares of the Company's common stock at a price of $                        (the "Rights Offering") and (ii) may also conduct a community offering to persons selected by the Company of the right to purchase any shares of the Company's common stock not subscribed for in the Rights Offering at a price of $7.50 per share (the "Community Offering" and, together with the Rights Offering, the "Offering"). If there is sufficient demand for shares in the Community Offering, the Company may sell up to an additional 150,000 newly issued shares (the "Additional Shares" and together with the Primary Shares, the "Shares")

        B.    On the date hereof, the Company and AST will enter into that certain Subscription Agent Agreement (the "Subscription Agent Agreement"), pursuant to which AST will act as Subscription Agent in the Offering and agree to effect the Offering in accordance with the Prospectus.

        C.    Pursuant to the Subscription Agent Agreement, individuals who exercise their Rights or purchase Shares in the Community Offering will deliver payment in full of the aggregate offering price of the number of Shares subscribed by check, money order or similar instrument made payable to "American Bank Holdings, Inc. Escrow Account" (the "Offering Price Payments").

        D.    The parties desire to have the Offering Price Payments held in escrow.

        E.    This Escrow Agreement is entered into to establish the procedures under which AST will hold and distribute the Offering Price Payments.

        F.     Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Subscription Agent Agreement.

Agreement

        NOW, THEREFORE, in consideration of the premises and mutual promises herein made, the parties do hereby agree as follows:

        1.     Appointment of and Acceptance by Escrow Agent.    The Company hereby appoints AST to serve as escrow agent hereunder, and AST hereby accepts such appointment in accordance with the terms of this Escrow Agreement.

        2.     Receipt of Offering Price Payments.    Concurrent with the delivery of completed and executed order forms, subscribers will deliver to AST the Offering Price Payments, which are to be retained by AST pursuant to this Escrow Agreement (the "Escrowed Funds"). The Escrowed Funds may be disbursed by AST only in accordance with this Escrow Agreement. The Escrowed Funds shall be invested by AST at the direction of the Company. ALL FUNDS SO DEPOSITED SHALL REMAIN THE PROPERTY OF THE SUBSCRIBERS ACCORDING TO THEIR RESPECTIVE INTERESTS AND SHALL NOT BE SUBJECT TO ANY LIEN OR CHARGE BY AST, AS ESCROW AGENT, OR BY JUDGMENT OR CREDITORS' CLAIMS AGAINST THE COMPANY UNTIL RELEASED TO THE COMPANY IN ACCORDANCE WITH SECTION 3 HEREOF.

        The Company understands and agrees that all checks, money orders and similar instruments (the "Cash Investment Instruments") received by Escrow Agent hereunder are subject to collection requirements of presentment and final payment, and that the funds represented thereby cannot be drawn upon or disbursed until such time as final payment has been made and is no longer subject to dishonor. Upon receipt, AST shall process each Cash Investment Instrument for collection, and the proceeds thereof shall be held as part of the Escrowed Funds until disbursed in accordance with Section 3 hereof. If, upon presentment for payment, any Cash Investment Instrument is dishonored, AST's sole obligation shall be to notify the Company of such dishonor and to return such Cash Investment Instrument to the Rights holder.

        3.     Duties of AST.

          (a)   Refund of Overpayment.    In the event that the allocation of Shares results in an individual receiving fewer Shares than the number of Shares for which the individual subscribed and delivered payment, AST shall refund any amount overpaid by the subscriber (as calculated pursuant to Section 4(b) of the Subscription Agent Agreement) concurrently with the delivery to the subscriber of the certificates representing the Shares.

          (b)   Disbursement to the Company.    AST shall deliver and release to the Company the Escrowed Funds by certified or bank check or by wire transfer no later than five business days following the delivery by AST of certificates representing the Shares subscribed for, and refund for overpayment thereof, if any.

          (c)   Rejection of Any Subscription or Termination of the Offering.    No later than 15 business days after receipt by AST of written notice (i) from the Company that the Company intends to reject a subscription, (ii) from the Company that there will be no closing of the sale of Shares in the Offering, or (iii) from the Securities and Exchange Commission or any other federal or state regulatory authority that a stop order has been issued with respect to the Registration Statement and has remained in effect for at least 20 days, AST shall pay, by certified or bank check and by first class mail, the amount of the Offering Price Payment made by each individual, without interest or deduction, and all funds in the Escrowed Funds representing interest and other earnings shall be paid as soon as practicable, by certified or bank check and subject to Section 7 hereof, to the Company.

        4.     Term.    This Escrow Agreement shall remain in effect from the date hereof until the Escrowed Funds have been released to the Company or the Rights holders, as the case may be, in accordance with the terms and conditions of this Escrow Agreement.

        5.     Resolution of Disputes.    If any controversy arises between the parties hereto or with any third person, AST shall not be required to resolve the same or to take any action to do so but may, at its discretion, institute such interpleader or other proceedings as it deems proper. AST may rely on any written instructions from the Company as to the disposition of funds, assets documents, or other assets held in escrow.

        6.     Operations.    The Company hereby agrees with AST that:

          (a)   AST shall have no duties or responsibilities except as expressly provided for in this Escrow Agreement and the Subscription Agent Agreement.

          (b)   AST shall not be responsible for the identity, authority or rights of any person, firm or corporation executing or delivering or purporting to execute or deliver this Escrow Agreement or any document or security deposited hereunder or any endorsement thereon or assignment thereof.

          (c)   AST shall not be responsible for the sufficiency, genuineness or validity of or title to any document or security deposited or to be deposited with it pursuant to this Escrow Agreement or of any endorsement thereon or assignment thereof.

          (d)   AST may rely upon any instrument or writing believed by it to be genuine and sufficient and properly presented, and shall not be liable or responsible for any action taken or omitted in accordance with the provisions thereof.

          (e)   AST shall not be liable or responsible for any act it may do or omit to do in the exercise of reasonable care.

          (f)    In case any property held by AST hereunder shall be attached, garnished or levied upon under any order of any court or the delivery thereof shall be stayed or enjoined by any order of any court, or any other order, judgment or decree shall be made or entered by any court affecting such property or any part thereof or any acts of AST, AST is hereby authorized, in its exclusive discretion, to obey and comply with all writs, orders, judgments, or decrees so entered or issued, whether with or without jurisdiction, and, if AST obeys and complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties hereto, their successors, heirs or personal representatives or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order, judgment or decree be subsequently reversed, modified, annulled, set aside or vacated.

          (g)   The Company agrees to indemnify and hold AST harmless from any and all costs, expenses, claims, losses, liabilities and damages (including reasonable attorneys' fees) that may arise out of or in connection with AST's acting as escrow agent under the terms of this Escrow Agreement, except in those instances where AST has been guilty of gross negligence or willful misconduct.

        7.     Fees and Expenses.    All fees and expenses of AST shall be borne by the Company. AST shall be compensated for its services in accordance with Schedule 1 attached hereto.

        8.     Miscellaneous.

          (a)   This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other persons shall have any rights herein. No transferee, successor or assign of the Company shall have any rights hereunder until notice thereof has been given and evidence of transfer, assignment or succession is provided to AST.

          (b)   This Escrow Agreement may be executed and endorsed in one or more counterparts and each of such counterparts shall, for all purposes, be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Signatures sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof by such signatory party.

          (c)   A successor Escrow Agent may be appointed at any time by the Company.

          (d)   The Escrow Agent agrees to hold the Escrowed Funds in a segregated and separate account, outside the reach of its general creditors.

          (e)   Any notice, statement or other communication which is required hereunder shall be in writing and shall be sufficient in all respects if delivered personally or by certified United States mail, postage prepaid, return receipt requested, to the addresses listed on the signature page hereto or, in the case of AST, as follows:

    To AST:

    American Stock Transfer & Trust Company
    59 Maiden Lane
    New York, N.Y. 10038
    Attention: George Karfunkel
    Telephone: (718) 921-8200
    Facsimile: (718) 236-4588

    To the Company:

    American Bank Holdings, Inc.
    12211 Plum Orchard Drive
    Suite 300
    Silver Spring, Maryland 20904
    Attention: John M. Wright
    Telephone: 301-572-3740

          (f)    The validity, enforcement and construction of this Escrow Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof.

          (g)   Each party hereto agrees to cooperate with the other party hereto in effectuating this Escrow Agreement and to execute and deliver such further documents or instruments and to take such further actions as shall be reasonably requested in connection therewith.

          (h)   If any one or more provisions in this Escrow Agreement, for any reason, shall be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Escrow Agreement shall not be in anyway impaired.

          (i)    AST may resign as escrow agent by delivering written notice to that effect at least thirty (30) days prior to effective date of such resignation to the Company. The Company may terminate AST from its position as such by delivering to AST written notice to that effect at least thirty (30) days prior to the effective date of such termination.

[THIS SPACE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

AMERICAN BANK HOLDINGS, INC.
By:
Name:	John M. Wright
Title:	Chief Financial Officer
AMERICAN STOCK TRANSFER & TRUST COMPANY
By:
Name:
Title:

Schedule 1

Schedule of Fees for Escrow Services

        This Fee Schedule sets forth the fee arrangements in connection with the Escrow Agreement (the "Agreement"), by and between American Bank Holdings, Inc. (the "Company"), and American Stock Transfer and Trust Company (the "Escrow Agent") in connection with the Offering.

1.     Fees for Services Covered

        For the services described in the Agreement (the "Services Covered"), the Company will be charged a fee of $2,500.

2.     Fees for Items Not Covered

        Items not included in the Services Covered, such as any services associated with a special project, are to be billed separately on an appraisal basis.

        Services required by legislation or regulatory fiat which become effective after the date of the Agreement that are not specifically included in the Services Covered shall not be part of the Services Covered and shall be billed by appraisal.

        All out-of-pocket expenses related to the Agreement such as postage, stationary, etc. will be billed as incurred.

        All services not specifically covered under the Agreement will be billed in accordance with the Escrow Agent's published Schedule of Fees or by appraisal, as applicable.

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ESCROW AGREEMENT